EXHIBIT 99.2

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT made on _____________________ between BARRINGER TECHNOLOGIES, INC. (hereinafter called the "Company") and ___________________________ (hereinafter called the "Optionee"), who is an employee of the Company or one or more of the Company's subsidiaries.

                          W I T N E S S E T H   T H A T:

     1. Shares Subject to Option. Pursuant to the provisions of the 1990 Non-Qualified Stock Option Plan approved by the Stockholders of the Company on February 12, 1991, the Company hereby grants to the Optionee an option to purchase ___________ shares of Common Stock ($.01 par value) of the Company (hereinafter called the "Optioned Shares") at a price of $_______ (U.S.) per share (the "Option Price"), in accordance with such authority and subject to the terms and conditions and within the period of time hereinafter set forth. The Option granted herein is intended as a non-qualified stock option.

     2. Terms and Exercise of Option. The Option hereby granted (the "Option") may be exercised by the Optionee as to sixty percent (60%) of the Optioned Shares caused hereby after [two years from the date of grant], eighty percent (80%) after [three years from the date of grant] and one hundred percent (100%) after [four years from the date of grant] (subject to the conditions set forth in Clause 3 below).

     At the time of exercise of the Option, the Option Price of each share purchased thereto shall be paid in full in cash and the Company, upon receipt of such Option Price, will cause certificates for shares purchased thereunder to be delivered to the person entitled thereto. 3. Conditions to Exercise. Exercise of the Option as hereinabove provided shall be subject to the following express conditions precedent:

     The Optionee shall have remained in the continuous employ of the Company or a subsidiary of the Company from the date of grant of the Option until the date of exercise thereof except that:

               (i) in the event of the death of the Optionee subsequent to two years of continuous employment with the Company or a subsidiary and during the continuance of such employment, the Option shall be exercisable at any time or from time to time prior to the expiration date of the Option set forth in Clause 2 above by the estate of such deceased Optionee or by any person who shall acquire the right to exercise such Option by bequest or inheritance up to the full number of shares the deceased was entitled to purchase and receive delivery of as of the date of death; and



               (ii) in the event of termination of the Optionee's  employment by the Company or a subsidiary for any cause other than death, the Option may be exercised by the Optionee within three months after such termination of employment in whole or in part to the full number of Optioned Shares which the Optionee might have purchased immediately prior to the such termination of employment.

     4. Option Non-Transferable. This Option may not be transferred by the Optionee otherwise than by Will or by the laws of the descent and distribution and may be exercised during the lifetime of the Optionee only by him.

     5. Continuation of Employment. This Agreement shall not be construed as giving the Optionee any right to be retained in the employment of the Company or any of its subsidiary companies or to affect or limit in any way the right of the Company or of any of its subsidiary companies to terminate the employment of the Optionee at any time with or without cause. This Option hereby granted shall not be exercisable if such exercise would involve a violation of any applicable law or regulation by any governmental authority. The Company agrees to make such reasonable efforts to comply with any applicable state or federal securities law or regulations as it may in its sole discretion determine are reasonably necessary and will not subject the Company to unreasonable expenses or hardships.

     6. Adjustment of Option Price and Number of Optioned Shares. In the event of any reorganization, recapitalization, stock split, stock dividend, combination or shares, merger, consolidation or other similar change in the corporate structure or capitalization of the Company or in its Common Stock, the number of Optioned Shares and the Option and Option Price per share shall be appropriately adjusted; but no such adjustment in the Option Price shall be made which would reduce the Option Price per share to less than the par value thereof.

     7. Right of Cancellation. Notwithstanding the foregoing provisions of this Agreement, the Option may be canceled by the Board of Directors of the Company at any time prior to the exercise thereof if the Board determines by express resolution in its sole and absolute discretion that the Optionee has at any time prior to or after the date hereof intentionally committed an act materially inimical to the interests of the Company or of any subsidiary of the Company.


OPTIONEE:                                          BARRINGER TECHNOLOGIES, INC.



___________________________                        By:__________________________
Optionee                                                            , President



___________________________
Witness